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                                                                   EXHIBIT 10.19


November 30, 1999


Kenneth Dotson
332 Isle of Palms
Ft. Lauderdale FL, 33301

Dear Kenneth:

This letter hereby confirms our preliminary agreement of November 11, 1999 (subject to final documentation) concerning your becoming an employee of uBid, Inc. This letter confirms the substance of our agreement on November 11.

You have accepted our offer to become Chief Marketing Officer of uBid, Inc. starting on December 6, 1999. As a function of our growing company needs, you may be assigned other duties as necessary and your responsibilities may change from time to time.

Your compensation and benefits will include:

1. A salary of $3,173 per week payable in accordance with uBid payroll practices.
2. Participation in the company sponsored medical, dental, 401(k) and other benefit plans.
3. Three weeks per year of paid vacation, according to the uBid vacation policy.
4.  Participation in the bonus program, if and when, it becomes available.
5. Participation in the employee stock purchase program, if and when, it becomes available.

You will be granted an option to purchase 180,000 shares of uBid Common Stock, effective November 11, 1999 (the "Grant Date"), with an exercise price equal to the closing price of uBid's common stock as of that date, subject of course to your commencement of employment under the terms of this letter. The option will be fully dilutable (except in the event of a stock split or revenue stock split as more fully set forth in an Option Agreement provided.) The option will vest in equal yearly installments over a period of 4 years starting from the Grant Date. The option shall expire 90 days after you are no longer with the Company.

If your Employment is terminated by the Company for Cause (as defined below), the unvested portion of the Option shall terminate on the date of such termination. For purposes hereof, the term "Cause" shall mean that any one (1) or more of the following has occurred:

     (i) You shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude;

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     (ii) You shall have repeatedly or consistently failed or refused to perform the duties assigned to you hereunder or shall have otherwise breached any of the terms or conditions of employment with the Company, after written notice and ten
(10) days opportunity to cure; and

     (iii) You shall have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

If you are terminated for any reason but Cause you will be entitled to three months severance and acceleration in option vesting as follows: in the first year of employment you will be given vesting of options equal to the first year (25%) regardless of when you are terminated. In the subsequent years, you will be given an additional year of vesting (25%) plus credit for time served (as determined on a pro-rata monthly basis) while employed by uBid, as more fully set forth in the option agreement.

In the case of a "Corporate Transaction" as defined in the option agreement (including the changes of control described therein), you will be entitled to full vesting rather than the vesting specified in the agreement.

In addition, you will be entitled to an interest free loan of $16,000 to move your residence. This loan will be forgiven on a quarterly basis at a rate of $4,000 per quarter. At the end of the first year you will owe nothing. This will be paid to you when you show you have purchased or rented permanent residence in the Chicago area. You agree that should you leave the company prior to that time, you would owe the remainder of the loan back to the business. If your employment is terminated other than for Cause, the loan will be forgiven entirely.

In addition, you will be entitled to reimbursement for reasonable temporary living expenses in accordance with company policy for 60 days following your start date.

Your employment is contingent on a successful background and reference check, board approval, a pre-employment drug screen and your signature on a confidentiality and non-compete agreement (attached). We hope our association will continue for a substantial period of time, but recognize that neither you nor the Company can give assurance of a permanent employment relationship. Therefore, in accordance with our standard policy, either you or the Company may end the employment relationship at any time for any reason, with or without cause.

I am very pleased that you will be joining the uBid team. I believe that you will make a very significant contribution to our success. Please sign a copy of this letter and return it to me. I look forward to working with you.

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Sincerely,

UBID, INC.

       /s/ GREGORY K. JONES
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By: Gregory K. Jones
CEO, uBid, Inc.

Agreed:

        /s/ KENNETH DOTSON                        December 1, 2000
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             Signature                                   Date

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